SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

SURMODICS, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SURMODICS, INC.
___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________

     The Annual Meeting of Shareholders of SurModics, Inc. will be held on January 28, 2008, at 4:00 p.m. (Minneapolis time), at the Radisson Plaza Hotel, 35 South Seventh Street, downtown Minneapolis, Minnesota (PLEASE NOTE LOCATION CHANGE), for the following purposes:

1.	To set the number of directors at ten (10).

2.	To elect Class III directors.

3.	To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

     Only shareholders of record at the close of business on December 7, 2007 are entitled to notice of and to vote at the meeting or any adjournment of the meeting.

     Your vote is important. We ask that you complete, sign, date and return the enclosed Proxy in the envelope provided for your convenience. The prompt return of Proxies will save the Company the expense of further requests for Proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Kendrick B. Melrose
Chairman of the Board
Eden Prairie, Minnesota
December 20, 2007

SURMODICS, INC.

Annual Meeting of Shareholders
January 28, 2008
______________________

PROXY STATEMENT
______________________

INTRODUCTION

     Your Proxy is solicited by the Board of Directors of SurModics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on January 28, 2008 (the “Annual Meeting”), at the location and for the purposes set forth in the notice of meeting, and at any adjournment or postponement of the meeting.

     The cost of soliciting Proxies, including the preparation, assembly and mailing of the Proxies and soliciting material, as well as the cost of forwarding this material to beneficial owners of stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit Proxies personally or by telephone.

     Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by filing a new written Proxy with an officer of the Company. Personal attendance at the meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to an officer before the revoked or superseded Proxy is used at the meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies that are signed but which lack any such specification will, subject to the following, be voted in favor of the proposal set forth in the Notice of Meeting and in favor of the slate of directors proposed by the Board of Directors and listed in this document. If a shareholder abstains from voting as to any matter, then the shares held by the shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to this matter, but shall not be deemed to have been voted in favor of this matter. Abstentions, therefore, as to any proposal will have the same effect as votes against the proposal. If a broker returns a “non-vote” Proxy, indicating a lack of voting instructions by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by the non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of that matter.

     The mailing address of the principal executive office of the Company is 9924 West 74th Street, Eden Prairie, Minnesota 55344. The Company expects that this Proxy Statement, the related Proxy and notice of meeting will first be mailed to shareholders on or about December 20, 2007.

OUTSTANDING SHARES AND VOTING RIGHTS

     The Board of Directors of the Company has fixed December 7, 2007, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 7, 2007, 18,271,054 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights.

PRINCIPAL SHAREHOLDERS

     The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 7, 2007. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class (1)
Neuberger Berman, LLC	2,188,789	(2)	12.0%
605 Third Avenue
New York, New York 10158
William Blair Capital Management LLC	1,532,633	(2)	8.4%
222 West Adams Street, 13th floor
Chicago, Illinois 60606
Dale R. Olseth	1,406,280	(3)	7.7%
9924 West 74th Street
Eden Prairie, MN 55344
Mairs & Power, Inc.	1,043,363	(2)	5.7%
332 Minnesota Street #W-1420
St. Paul, Minnesota 55101
David A. Koch	964,583	(4)	5.3%
9924 West 74th Street
Eden Prairie, MN 55344
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(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 7, 2007, or within sixty days of such date.

(2)	Based on a Schedule 13F filing for each such beneficial owner dated as of September 30, 2007.

(3)	Includes 5,000 shares held by Mr. Olseth’s wife and 3,000 shares that may be acquired upon exercise of stock options that are exercisable as of December 7, 2007 or within 60 days of such date.

(4)	Includes 70,000 shares held by Mr. Koch’s wife, 24,000 shares that may be acquired by Mr. Koch upon exercise of stock options that are exercisable as of December 7, 2007 or within 60 days of such date, 55,000 shares held by the Greycoach Foundation, over which Mr. Koch has shared voting power, 3,000 shares held by the Marilyn Langdon Trust, over which Mr. Koch has sole voting power, and 70,000 shares held by the Clarissa Gray Trust, over which Mr. Koch has shared voting power.

MANAGEMENT SHAREHOLDINGS

     The following table sets forth the number of shares of common stock beneficially owned as of December 7, 2007, by each executive officer of the Company named in the Summary Compensation table, by each current director and nominee for director of the Company and by all directors and executive officers (including the named executive officers) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

				Aggregate
				Number of
				Common Shares
	Current		Acquirable	Beneficially	Percent of
Name of Beneficial Owner or Identity of Group	Holdings		within 60 days	Owned	Class (1)
Dale R. Olseth	1,403,280	(2)	3,000	1,406,280	7.7%
David A. Koch	940,583	(3)	24,000	964,583	5.3%
Kendrick B. Melrose	263,940		26,000	289,940	1.6%
Bruce J Barclay	87,585		85,000	172,585	*
Philip D. Ankeny	32,458	(4)	41,000	73,458	*
Charles W. Olson	29,579	(5)	28,600	58,179	*
Paul A. Lopez	35,974		20,000	55,794	*
John A. Meslow	28,000		26,000	54,000	*
Kenneth H. Keller, Ph.D.	23,000	(6)	21,000	44,000	*
Steven J. Keough	20,252		13,000	33,252	*
Gerald B. Fischer	10,950		19,600	30,550	*
José H. Bedoya	—		19,400	19,400	*
John W. Benson	3,600		15,600	19,200	*
Robert C. Buhrmaster	—		—	—	—
All executive officers and directors as a
group (23 persons)	2,876,201		327,200	3,203,221	17.2%
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*	Less than 1%

(1)	See footnote (1) to preceding table.

(2)	See footnote (2) to preceding table.

(3)	See footnote (3) to preceding table. Of these shares, 675,000 have been pledged as security.

(4)	Of these shares, 17,455 have been pledged as security.

(5)	Includes 800 shares held in an IRA and 380 shares held by Mr. Olson’s minor children, over which Mr. Olson has sole voting and investment power.

(6)	Includes 2,100 shares held by Dr. Keller as custodian for his minor daughter, over which Dr. Keller has sole voting and investment power, and includes 2,100 shares held by Dr. Keller’s wife as custodian for their son, over which Dr. Keller has shared voting and investment power.

ELECTION OF DIRECTORS
(Proposals #1 and #2)

General Information

     The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined by the shareholders. The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, as nearly as possible. Only directors who are members of Class III will be elected at the Annual Meeting. The Class III directors will be elected to a three-year term and, therefore, will hold office until the Company’s 2011 annual meeting of shareholders and until their successors have been duly elected and qualified. The terms of Class I and II directors continue until the 2009 and 2010 annual meetings, respectively.

     Under the Board’s recently adopted retirement policy, Dale R. Olseth and David A. Koch will not stand for re-election at the Annual Meeting and will retire from the Board at the meeting’s conclusion. The Board has expressed its deep gratitude and appreciation for the leadership, wealth of experience, and integrity with which Messrs. Olseth and Koch served the Company. In recognition of his many years of service to the Company, Mr. Olseth was designated Chairman Emeritus by the Board. Under the new retirement policy, Kenneth H. Keller, Ph.D. would normally have retired at the same time as Messrs. Olseth and Koch. However, at the request of the Board, Dr. Keller has agreed to continue to serve on the Board to help ensure an orderly transition of Board members.

     The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at ten (10). As a result of the vacancies created by the retirements of Messrs. Olseth and Koch and subject to the election by the shareholders of the nominees set forth below, the number of directors serving on the Board will be eight (8), and there will be two (2) vacant board seats. These two vacant board seats will be allocated to Class III. The Bylaws allow the Board to fill any such vacant board seats at its discretion upon the identification of suitable director candidates. The Board has provided for the vacant board seats because it feels the addition of two new directors to the Board will expand the level of knowledge and expertise of the Board as a whole, and allow the Board to more effectively serve the shareholders and the Company. The Corporate Governance and Nominating Committee is actively evaluating director candidates to serve on the Board. The Corporate Governance and Nominating Committee also recommended and the Board of Directors selected Robert C. Buhrmaster and Kenneth H. Keller, Ph.D., as the Board’s nominees for election and re-election, respectively, as Class III directors. A brief biographical profile of both Mr. Buhrmaster and Dr. Keller is provided below. Mr. Buhrmaster was recommended to the Corporate Governance and Nominating Committee by a non-employee independent director.

     Each Proxy will be voted for each of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve. Under applicable Minnesota law, approval of the proposal to set the number of directors at ten (10) requires the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by Proxy at the Annual Meeting with authority to vote on such matter, but not less than the affirmative vote of 4,567,764 shares, and the election of each Class III director requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present. Proxies cannot be voted for a greater number of persons than the number of persons the Board has nominated. Negative votes will not affect the outcome of the election of directors.

     The following information is provided with respect to each director nominee as well as each director whose term continues after the Annual Meeting:

Name	Age	Position with Company
Kendrick B. Melrose	67	Chairman
Bruce J Barclay	51	Director, President and Chief Executive Officer
José H. Bedoya (1)(3)	51	Director
John W. Benson (1)(3)	63	Director
Robert C. Buhrmaster (2)	60	Director Nominee
Gerald B. Fischer (2)(3)	64	Director
Kenneth H. Keller, Ph.D. (1)(2)(3)	73	Director
John A. Meslow (1)(3)	68	Director
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(1)	Member of the Organization and Compensation Committee, of which Mr. Meslow is the Chairman.

(2)	Member of the Audit Committee, of which Mr. Fischer is the Chairman. If elected at the Annual Meeting, Mr. Buhrmaster is expected to be appointed to the Audit Committee.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Benson is the Chairman.

     Kendrick B. Melrose (Class II) has been a director of the Company since 1988. He was elected Chairman of the Board in August 2006. Mr. Melrose served as Chairman and Chief Executive of The Toro Company from 1987 until his retirement in March 2005, as its Chief Executive Officer from 1983 to 1987 and as its President from 1981 to 1983. Recently, Mr. Melrose established a new company, Leading by Serving, LLC, and is an adjunct professor at the Opus School of Business, University of St. Thomas.

     Bruce J Barclay (Class I) joined the Company as its President and Chief Operating Officer in December 2003. He became a director of the Company in July 2004 and Chief Executive Officer of the Company in July 2005. Prior to joining SurModics, he served as President and Chief Executive Officer of Vascular Architects, Inc., a medical device company that develops, manufactures and sells products to treat peripheral vascular disease, from 2000 to 2003. Prior to Vascular Architects, he served at Guidant Corporation, most recently as an officer and Senior Vice President from 1998 to 2000. Previously, he was a Vice President of Guidant’s Interventional Cardiology division with responsibility for the law division, a new therapies technical development team and business development, charged with the acquisition of new products and technologies for the division. Mr. Barclay also has considerable experience in the pharmaceutical area serving in several positions at Eli Lilly and Company. He is also a registered patent attorney.

     John W. Benson (Class II) has been a director since 2003. Mr. Benson retired from 3M Company in February 2003 where he served in various capacities for 35 years. Prior to his retirement, he served as Executive Vice President, Health Care Markets. Mr. Benson currently serves on the Board of Regents at St. Olaf College.

     José H. Bedoya (Class I) has been a director of the Company since 2002. Mr. Bedoya is President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996 to develop implantable devices to assist the severely hearing-impaired. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

     Robert C. Buhrmaster (Class III) is a director nominee and will stand for election at the Annual Meeting. Mr. Buhrmaster has been a private investor since 2004. Prior to that, he served as the Chairman, President and Chief Executive Officer of Jostens, Inc. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning. Mr. Buhrmaster is also a director of The Toro Company and Innovex, Inc.

     Gerald B. Fischer (Class II) has been a director of the Company since 2002. He is President and Chief Executive Officer of the University of Minnesota Foundation, a position he has held since 1990. From 1985 to 1989, Mr. Fischer was with First Bank System, now U.S. Bancorp, serving as Executive Vice President, Chief Financial Officer and Treasurer. Previous to that he spent 18 years in various finance positions at Ford Motor Company and its affiliates.

     Kenneth H. Keller, Ph.D. (Class III) has been a director of the Company since 1997. Dr. Keller is President Emeritus of the University of Minnesota. Since August 2006, he has served as the Director of the Johns Hopkins School of Advanced International Studies’ Bologna Center in Bologna, Italy. Previously, he was Professor of Science and Technology Policy in the Humphrey Institute of Public Affairs at the University of Minnesota as well as Professor of Chemical Engineering and Materials Science. Dr. Keller joined the faculty of the University of Minnesota in 1964, and through the years assumed increasing administrative responsibilities. He was Academic Vice President from 1980 to 1985 and President from 1985 to 1988. Dr. Keller was a Senior Fellow at the Council on Foreign Relations from 1989 to 1996, serving as Senior Vice President of the Council from 1993 to 1995.

     John A. Meslow (Class I) has been a director of the Company since 2000. He served as Senior Vice President and President – Neurological Business of Medtronic, Inc. from 1985 until his retirement in 2000.

DIRECTOR COMPENSATION DURING FISCAL 2007

     The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2007. Compensation for Bruce J Barclay, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

	Fees
	Earned or		Option
	Paid in	Stock	Awards	All Other
Name	Cash (1)	Awards (2)	(2)(3)	Compensation	Total
Kendrick B. Melrose	$100,000	—	$123,177	—	$223,177
José H. Bedoya	$21,000	—	$107,574	—	$128,574
John W. Benson	$21,333	—	$122,704	—	$144,037
Gerald B. Fischer	$23,000	—	$106,679	—	$118,679
Kenneth H. Keller, Ph.D.	$23,667	—	$85,231	—	$108,898
David A. Koch	$23,500	—	$85,231	—	$108,731
John A. Meslow	$23,000	—	$87,688	—	$110,688
Dale R. Olseth (4)	$17,000	$157,658	$108,714	$85,014	$368,386
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(1)	The Fees Earned or Paid in Cash column represents the amount of annual retainer and annual cash stipend for Board and committee service. A description of the standard compensation arrangement provided to our non-employee directors is provided below. The amounts shown for fees earned for both Mr. Benson and Dr. Keller have been prorated to take into consideration the partial year of service by each of them as Chairman of the Corporate Governance and Nominating Committee.

(2)	Reflects the dollar amount recognized for stock awards and stock options held by each director for financial statement reporting purposes with respect to fiscal 2007 in accordance with SFAS 123R, but excludes any impact of assumed forfeiture rates. We refer you to Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2007 for a general discussion of the assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with SFAS 123R.

(3)	The table reflects the forfeiture by Mr. Olseth of options to purchase 66,980 shares of the Company’s common stock upon termination of his service as Executive Chairman of the board in August 2006 (of which all had been granted to Mr. Olseth in connection with his prior service as an executive officer). As of September 30, 2007, the aggregate number of stock options held by each of our directors named in the table above was as follows: Mr. Melrose, 34,000; Mr. Bedoya, 25,000; Mr. Benson, 21,400; Mr. Fischer, 25,000; Dr. Keller, 26,000; Mr. Koch, 29,000; Mr. Meslow, 31,000; and Mr. Olseth, 5,000.

(4)	The stock awards shown for Mr. Olseth were granted in consideration for his continued service as a member of the Company’s Board of Directors following his retirement from the Company as Executive Chairman of the Board in August 2006. As of September 30, 2007, Mr. Olseth held a restricted stock award for 15,000 shares, of which 5,000 shares vested on November 13, 2007 and of which an additional 5,000 shares will vest on each of November 13, 2008 and 2009. The amounts in the All Other Compensation column reflect amounts paid by the Company on Mr. Olseth’s behalf in connection with certain retirement benefits and other benefits provided to him following his retirement from the Company as follows: (a) during the period between August 1, 2006, and August 31, 2007, the Company reimbursed Mr. Olseth for 100% of all reasonable and customary office expenses incurred by him for his personal and business use, including in connection with his service as a director to the Company; (b) during the period between September 1, 2007, and August 31, 2008, the Company has agreed to reimburse Mr. Olseth for 50% of such reasonable and customary office expenses; and (c) during the period between August 1, 2006, and February 29, 2008, the Company has agreed to provide salary compensation and make available certain of its standard employee benefits to an administrative assistant to work with and support Mr. Olseth in his personal and business matters, including in connection with his service as a director to the Company.

Summary of Director Compensation

     The Company’s Board Compensation Policy provides compensation to our directors for their service on the Board in the form of annual retainers, fees for meeting attendance, and stock options. With respect to retainers and fees, each non-employee director (other than the Chairman) receives $10,000 as an annual retainer and $1,000 for each Board meeting attended. The chairman of each Board committee receives an additional $2,000 as an annual retainer. Further, each committee member receives $500 for each committee meeting attended. The Chairman receives an annual retainer of $100,000, but is not paid additional fees to attend Board or committee meetings.

     With respect to stock options, each non-employee director is granted an option under the Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) to purchase 10,000 shares of Company common stock upon his or her first election to the Board of Directors, and each non-employee director is granted annually thereafter an option under such Plan to purchase 5,000 shares of Company common stock. Similarly, the Chairman is granted annually an option under the 2003 Plan to purchase 10,000 shares of Company common stock. The non-employee directors currently hold nonqualified stock options to purchase an aggregate of 196,400 shares of common stock. All stock options granted to non-employee directors have an exercise price equal to the fair market value of a share of common stock on the date of grant and expire ten years after the date of grant. Twenty percent (20%) of these stock options are immediately exercisable on the date of grant, and continue to become exercisable in increments of 20% on each of the next four anniversaries following the date of grant. In addition, all directors are reimbursed for their reasonable travel-related expenses incurred in attending meetings of the Board of Directors and committee meetings.

     To more closely align their interests with those of shareholders generally, in January 2007, the Board of Directors approved equity ownership guidelines for all non-employee directors. Under these guidelines, all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director, excluding unexercised stock options, and stock with restrictions that have not lapsed. Each director is expected to satisfy his obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board.

CORPORATE GOVERNANCE

     The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board of Directors are informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

     We have adopted the SurModics Code of Ethics and Business Conduct (the “Code of Conduct”), a code of conduct that applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the captions Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Related Person Transaction Approval Policy

     In November 2007, our Board of Directors adopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

  our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

  transactions available to all of our shareholders on the same terms; and

  transactions that, when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

     We consider the following persons to be related persons under the policy:

  all of our officers and directors;

  any nominee for director;

  any immediate family member of any of our directors, nominees for director or executive officers; and

  any holder of more than 5% of our common stock, or an immediate family member of any such holder.

     The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

  whether the terms are fair to the Company;

  whether the transaction is material to the Company;

  the role the related person has played in arranging the related person transaction;

  the structure of the related person transaction; and

  the interests of all related persons in the related person transaction.

     The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

     If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

  if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

  if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

Equity Ownership Guidelines

     In January 2007, our Board of Directors approved equity ownership guidelines for all our executive officers and non-employee directors. Under these guidelines, (a) all non-employee directors are encouraged to own shares of common stock equal in value to at least five times each director’s annual cash retainer, (b) our Chief Executive Officer, or CEO, is encouraged to own Company common stock equal in value to at least five times his or her annual base salary, (c) executive officers at the Senior Vice President level are encouraged to own Company common stock equal in value to at least three times their annual base salary, and (d) executive officers at the Vice President level or below are encouraged to own Company common stock equal in value to at least two times their annual base salary. For purposes of these guidelines, “stock ownership” is defined to include shares of common stock directly owned by the non-employee director or officer, excluding unexercised stock options, stock with restrictions that have not lapsed, and performance shares that have not been awarded. Each director or officer is expected to satisfy his or her obligation related to equity ownership within five years of the later of approval of the guidelines or joining the Board or, in the case of executive officers, his or her appointment to the relevant position.

Majority of Independent Directors; Committees of Independent Directors

     Our Board of Directors has determined that Messrs. Benson, Bedoya, Fischer, Keller, Melrose and Meslow, constituting a majority of the Board of Directors, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them are believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Mr. Buhrmaster does not have any relationships that would cause him not to be an independent director. Mr. Barclay is not considered independent under the applicable rules of The Nasdaq Stock Market since he currently serves as an executive officer of the Company.

     Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.

Committee and Board Meetings

     The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee and the Corporate Governance and Nominating Committee. During fiscal 2007, the Board of Directors held 7 meetings and the standing committees had the number of meetings noted below. Each incumbent director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the Committee(s) of which he was a member in fiscal year 2007. Each of the standing committees of the Board of Directors is governed by a charter. The Audit Committee Charter, the Organization and Compensation Committee Charter and the Corporate Governance and Nominating Committee Charter are publicly available on our website at www.surmodics.com under the captions Investors/Corporate Governance.

Audit Committee

     The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held 5 meetings during fiscal 2007.

Organization and Compensation Committee

     The Organization and Compensation Committee is responsible for matters relating to executive compensation programs, key employee compensation programs, director compensation programs, corporate culture programs, organizational planning and personnel changes at the executive level. The Organization and Compensation Committee held 4 meetings during fiscal 2007.

Corporate Governance and Nominating Committee; Procedures and Policy

     The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board in its annual review of the Board’s performance. The Corporate Governance and Nominating Committee held 3 meetings during fiscal 2007. The Corporate Governance and Nominating Committee’s nominating policy provides for the consideration of candidates recommended by shareholders, directors, third parties, search firms and others. In evaluating director nominees, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

  the appropriate size and the diversity of the Company’s Board of Directors;

  the needs of the Board with respect to the particular talents and experience of its directors;

  the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

  familiarity with domestic and international business matters;

  age, legal and regulatory requirements;

  experience with accounting rules and practices;

  appreciation of the relationship of the Company’s business to the changing needs of society; and

  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

     The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder who wishes to recommend one or more directors must provide a written recommendation to the Corporate Secretary at the address below. Notice of a recommendation must include:

     with respect to the shareholder:

     —     name, address, the class and number of shares such shareholder owns;

     with respect to the nominee:

     —     name, age, business address, residence address;

     —     current principal occupation;

     —     five-year employment history with employer names and a description of the employer’s business;

     —     the number of shares beneficially owned by the nominee;

     —     whether such nominee can read and understand basic financial statements; and

     —     membership on other boards of directors, if any.

     The recommendation must be accompanied by a written consent of the nominee to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the eligibility of the nominee. Such recommendation must be submitted to the Corporate Secretary no later than 120 days prior to the first anniversary of mailing of this proxy statement.

     The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than four boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

     It is also a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. Moreover, it is the sense of the Board that every director should notify the Chairman of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

     Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary
Attention: Board of Directors
SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344-3523

Director Attendance Policy

     Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected and encouraged to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held in January 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     The following compensation discussion and analysis describes the material elements of the compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, whom we refer to as our named executive officers, during fiscal 2007. The compensation of the named executive officers is determined by the Organization and Compensation Committee of the Board of Directors and is based on the same compensation philosophy and objectives that apply to all of our executive officers. It is important to note that while this discussion relates primarily to the compensation of our named executive officers, we are committed to providing competitive and equitable compensation programs for all of our employees, which may include many of the elements discussed below.

     We compete for executive management talent on a national level with other companies in the drug delivery market, as well as companies within the medical device and pharmaceutical markets. Competition for executive management talent in these markets is intense. In addition, due to our strategic initiatives to expand and diversify our business, our business prospects are highly dependent on our ability to effectively recruit and retain experienced executive management personnel. Accordingly, we have designed our executive compensation system to provide competitive compensation and to emphasize the achievement of performance objectives.

Compensation Philosophy and Objectives

     Our compensation policies are designed to enhance our financial performance, and thus shareholder value, by aligning the financial interests of executive officers and employees with those of shareholders. Our executive compensation program is viewed in total, considering all of the elements of compensation. Generally, we strive to set non-incentive-based elements of our compensation program (i.e., base salaries) at levels that are conservative with respect to comparable companies. We design incentive-based elements of our compensation program so that if objectives are achieved and incentives are earned, total compensation to our executive officers will be competitive with the total compensation provided by comparable companies. This approach underscores our pay-for-performance philosophy, which places a substantial portion of our executive officers’ total compensation “at risk,” while providing compensation opportunities that are comparable to the market levels. In addition, we believe that equity compensation introduces longer-term elements into our compensation programs and further aligns the interests of our executives with those of our shareholders.

Establishing Executive Compensation

     Consistent with the objectives and philosophies set forth above, the Organization and Compensation Committee evaluates compensation of our executive officers annually, by considering both the individual elements and the total amount of potential compensation available under our compensation programs. Additionally, the committee also considers a variety of additional factors when establishing an individual executive’s compensation, including:

  each executive’s position within the company and his or her level of responsibility;

  the skills and experience required by the executive’s position;

  the executive’s individual background, experience and qualifications;

  the competitive environment for similar executives having comparable experience, skills and responsibilities;

  the scope of the executive’s responsibilities and ability to influence our performance; and

  the executive’s current and historical compensation levels, including a review of the mix of the various elements of compensation previously provided to the executive (through the use of tally sheets).

     In addition to the factors listed above, the Organization and Compensation Committee reviews and adjusts the compensation of our executive officers using comparative market data. When establishing our fiscal 2007 compensation programs, the committee reviewed competitive market data for executive officers in similar positions at comparative companies using the third-party surveys described below. In fiscal 2006, we retained Towers Perrin, a highly regarded human resources and compensation consulting firm, to advise us on how to compile and analyze compensation data for comparison companies. Towers Perrin consulted with us on potential sources for compensation data and appropriate compensation metrics to evaluate. Ultimately, our human resources personnel were responsible for compiling the data and performing the appropriate analyses. The comparative surveys considered by the committee included:

  Radford, Biotechnology Compensation Survey – The Radford survey included over 300 public and private companies that operate primarily in the medical device, pharmaceutical, and biotech markets. We considered data only from those companies that had revenues during the survey period of between $40 and $200 million. The effective date of the Radford survey was May 2006.

  Top Five Data Services, MEDIC (Medical Device Industry Compensation) Executive Compensation Survey – The MEDIC survey included data from over 75 public and private companies that operate primarily in the medical device market. We considered data only from those companies who had revenues less than $500 million. The effective date of the MEDIC survey was July 2005.

  Watson Wyatt, ECS Industry Report on Top Management – The Watson Wyatt survey included data from over 2000 public and private manufacturing companies. We considered data only from those companies included in the survey that had revenue of less than $200 million. The effective date of the Watson Wyatt survey was April 2005.

     To adjust the survey data for the time difference between the periods covered by the survey and the anticipated effective date of our fiscal 2007 compensation program, we assumed an annualized base salary increase of 3.7%. The adjusted base salary amount was then prorated to coincide with the effective date of our fiscal 2007 program.

     Although the committee seeks to set executive compensation at levels believed to be competitive within the ranges implied by the comparative surveys, the survey data is only one factor in the committee’s overall compensation decision-making process, and is not used as a stand-alone benchmarking tool. Thus, where a sufficient basis for comparison did not exist between the data included in the comparative surveys and a given named executive officer, the committee considered other factors to establish that executive’s compensation. In this regard, the committee felt that a sufficient basis for comparison did not exist between the data included in the comparative surveys and Paul A. Lopez, President of the Company’s Ophthalmology business unit. As a result, the committee established the compensation for Mr. Lopez relative to that of other executive positions within our company by taking into consideration factors such as his prior experiences, unique qualifications, scope of responsibilities, geographic location, and ability to influence our performance as President of our Ophthalmology business unit.

Elements of Executive Compensation for Fiscal 2007

     The principal elements of our executive compensation program for fiscal 2007 consisted of cash elements and equity elements, both of which are described in greater detail below. Additionally, our executive compensation program included employment and change of control benefits for some of our executive officers, and other benefits made generally available to our employees. The committee sought to maintain an appropriate allocation between the various elements of compensation, including cash and equity elements, when determining each executive’s compensation. However, the committee did not have firm targets for the appropriate allocation between the various elements. Instead, the committee’s determinations were made consistent with our pay-for-performance philosophy, which places a substantial portion of each executive’s total compensation “at risk.” In so doing, our executive officers will be compensated either below or above comparative market levels depending on our performance.

     Cash Elements of Compensation

     Cash elements of compensation include base salary and cash incentive compensation. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that year or shortly thereafter.

     Base Salary — Base salary is the fixed cash component of annual compensation. Base salaries for our named executive officers are reviewed annually by the Organization and Compensation Committee prior to the start of each new fiscal year. The committee considers adjustments to better align an executive’s base salary with comparative market base salaries, to provide merit-based increases based upon individual or company performance, or to account for changes in roles and responsibilities. Consistent with our compensation philosophy and objectives, the committee seeks to set base salaries at conservative levels relative to the market for executives in similar positions at comparison companies included in the comparative surveys. By “conservative,” we mean that we generally set base salaries for our executive officers below the 50th percentile of base salary levels for executives at the comparison companies.

     The fiscal 2007 base salary for each of our named executive officers was below the amount representing the 50th percentile of base salaries for executives at the comparison companies, except for Mr. Lopez. Mr. Lopez’s base salary was established relative to the Company’s other executive officers using the factors noted above. The CEO presented recommendations for adjustments to base salaries for all of our executive officers, excluding himself, to the committee at its meeting in September 2006. The CEO’s recommendations were based, in large part, on performance feedback gathered during our annual performance review process and included a review of the executive’s contributions and performance during the previous fiscal year relative to corporate and business objectives. The CEO’s recommendations also considered the executive’s current salary relative to the market and prior years’ salary adjustments. Salary adjustments for the CEO were made by the committee based upon the Board’s evaluation of his performance considering financial and non-financial measures of our performance during the previous fiscal year.

     The following table shows the base salaries paid to our named executive officers during fiscal 2007, as well as a comparison of the base salaries relative to the 50th percentile of base salary levels for executives at the comparison companies.

					Base Salary
				50th	as a % of the
	Base Salary Paid in		%	Percentile	50th
Name	2006	2007	Change	($) (1)	Percentile
Bruce J Barclay	$325,000	$351,000	8.0%	$373,194	94.1%
Philip D. Ankeny	$193,209	$216,394	12.0%	$228,073	94.9%
Steven J. Keough	$207,496	$215,796	4.0%	$237,059	91.0%
Paul A. Lopez	$227,991	$250,790	10.0%	n/a	n/a
Charles W. Olson (2)	$143,220	$186,186	30.0%	$232,442	80.1%
____________________

(1)	Represents the 50th percentile, or median, of base salaries paid to executives in similar positions at the comparison companies.

(2)

Mr. Olson’s salary in fiscal 2006 was well below the 50th percentile of comparable company data, and the increase in his base salary for fiscal 2007 represents the committee’s desire to bring his base salary closer to, but not above, the 50th percentile of executives at the comparison companies, and also to reflect the increase in his responsibilities during fiscal 2006, during which time he assumed responsibility for all of our worldwide sales activities in addition to his role as Vice President and General Manager, Hydrophilic Technologies and Vice President of Sales.

     Cash Incentive Compensation — Cash incentive compensation (labeled as Non-Equity Incentive Plan Compensation in the Summary Compensation Table below) is cash compensation that may be earned in a year based on the achievement of pre-established performance objectives for that year. The Organization and Compensation Committee considers the total annual cash compensation available to our executive officers relative to market levels when setting target cash incentive compensation. Consistent with our compensation philosophy and objectives, the committee seeks to provide target total annual cash compensation available to our executive officers at competitive levels. By “competitive,” we mean that we generally seek to set target cash incentive compensation at levels so that if the target cash incentive compensation is earned, the executive officer’s total cash compensation for the fiscal year will be at or near the 50th percentile of total annual cash compensation levels for executives at comparison companies.

     For fiscal 2007, cash incentive compensation for all of our employees, including our named executive officers, was provided through a bonus plan, which was approved by the Organization and Compensation Committee prior to the start of the fiscal year. Performance under the bonus plan was determined based upon the achievement of (i) corporate performance objectives, and (ii) business performance objectives. The corporate objectives under the bonus plan were specified levels of growth in both revenue and earnings per share, in each case relative to our fiscal 2006 results. The committee selected revenue and earnings per share growth as the corporate objectives because it felt that those measures are critical factors that determine shareholder value. The target for both revenue and earnings per share growth under the fiscal 2007 bonus plan was a 17% increase from fiscal 2006. The threshold under the fiscal 2007 bonus plan for any cash incentive payments was 10% growth for both revenue and earnings per share, and maximum cash incentive payments would be achieved under the bonus plan for revenue and earnings per share growth of 25%, or more. The target revenue and earnings per share growth under the fiscal 2007 bonus plan corresponded to our fiscal 2007 operating plan. The threshold performance conditions were subjectively determined by the committee at the level below which the committee considered payment of incentive compensation to be inappropriate. The maximum performance conditions were subjectively determined by the committee as a superior level of performance at which full incentive compensation would be appropriate. These levels may vary from year to year depending on our corporate objectives or other conditions affecting our business.

     The business objectives under the bonus plan generally related to non-financial measures of performance within a business unit or department, such as project development milestones, licensing objectives, or product quality measures. To protect competitively sensitive information, we do not disclose the business objectives. The committee considers these objectives to be difficult to achieve, but attainable. Furthermore, the committee believes the combination of these corporate and business objectives, if achieved, would have the potential to significantly enhance shareholder value.

     Potential incentive compensation available to our executive officers under the bonus plan was weighted between achievement of the corporate and business objectives. In particular, for all of our named executive officers, including our CEO, 75% of the potential compensation under the bonus plan was based on achievement of the corporate objectives while 25% was based on achievement of the relevant business objectives. The committee believes that this weighting between corporate and business objectives promotes a cohesive, performance-focused culture among our executive team while appropriately rewarding achievement of business objectives.

     For our executive officers (excluding the CEO), payouts under the bonus plan, if any, could range between a threshold amount of 10.7% and a maximum amount of 40.0% of each such officer’s base salary depending upon the achievement and magnitude of the corporate objectives and the relevant business objectives. For our CEO, payouts under the bonus plan could range between a threshold amount of 11.3% and a maximum amount 53.3% of his base salary depending upon the achievement of the corporate objectives and business objectives relevant to him. The potential incentive compensation available to our CEO was higher relative to our other executive officers because of the scope of his responsibilities, his ability to influence our performance, and the committee’s desire to place a more substantial portion of his total compensation “at risk.”

     The Organization and Compensation Committee established a target level for incentive compensation under the bonus plan consistent with our compensation philosophy and objectives noted above. In particular, the committee set target incentive compensation such that if the targeted levels for the corporate and business objectives were achieved, the executive officer’s total cash compensation for the fiscal year would be at or near the 50th percentile of total annual cash compensation levels for executives at the comparison companies. Accordingly, if the targeted performance objectives were fully achieved, the target cash incentive compensation available to our named executive officers (excluding the CEO) would be 24.0% of each such officer’s base salary. If the targeted performance objectives for the CEO were fully achieved, the target incentive compensation available to him would be 32.0% of his base salary. Similarly, the committee set the maximum level of potential incentive compensation available under the bonus plan such that if the maximum levels for the corporate and business objectives were fully achieved, our executive officers’ total cash compensation for the fiscal year would generally be above the 50th percentile of total annual cash compensation levels for executives at the comparison companies. As noted above, if the maximum performance objectives were fully achieved, the maximum incentive compensation available to our executive officers (excluding the CEO) would be 40.0% of each such officer’s base salary. If the maximum performance objectives for the CEO under the bonus plan were fully achieved, the maximum incentive compensation available to him would be 53.3% of his base salary. The committee subjectively established the maximum incentive compensation available under the bonus plan at levels it considered, based on the business judgment of its members, appropriate to reward our executive officers, including the CEO, for the achievement of performance objectives resulting in superior financial performance for our company, which would have the potential to significantly enhance shareholder value.

     Prior to its determination regarding the level of achievement of the corporate and business objectives, in September 2007, the committee took action designed to give our employees participating in the bonus plan, including the named executive officers, special consideration for the collaborative research and license agreement signed with Merck & Co., Inc. during fiscal 2007. The committee decided that in determining the level of incentive compensation under the bonus plan, the full up-front license fee of $20 million that we received in fiscal 2007 from Merck should be included in fiscal 2007 revenue and earnings per share calculations, although our recognition of such revenue for financial reporting purposes under generally accepted accounting principles will be amortized over a multi-year period. The committee also decided that amortized revenue associated with the up-front license fee received from Merck that is recognized in future periods would be excluded from calculations for future cash incentive plans. The actions taken by the committee significantly impacted the measures used to determine achievement of the corporate objectives under the bonus plan and under the performance share program discussed below. The committee took this action, in part, because it felt that the signing of the Merck license represented a significant strategic accomplishment for our company. Further, while the entire amount of the fees collected from Merck was not recognizable as revenue for financial reporting purposes under generally accepted accounting principles during fiscal 2007, the committee recognized that these amounts did significantly increase our cash flow for the same period. Based on these factors, the committee determined, and continues to believe, that our agreement with Merck has the potential to significantly enhance shareholder value. Accordingly, the committee felt it was appropriate to include the full amount of the Merck license fee in the bonus plan’s revenue and earnings per share calculations.

     At its first regularly scheduled meeting after our results for fiscal 2007 were released, the Organization and Compensation Committee determined the level of achievement of the corporate and business objectives. To assist the committee with its determination, the CEO reviewed our performance against the corporate objectives. Based on the committee’s review of our achievement of the corporate objectives, including the amounts related to the Merck agreement as discussed above, all of our named executives received the maximum amount of their potential incentive compensation related to the corporate objectives. Further, based on the recommendation of the CEO, the committee also approved achievement of the business objectives such that our named executive officers received between 90% and 100% of their potential incentive compensation related to their respective business objectives. The following table sets forth the actual payouts under the bonus plan, and the potential payouts under the bonus plan for different levels of achievement of the corporate and business objectives.

	Payouts Under the Bonus Plan
	for Different Levels of Achievement
	of the Performance Objectives
					Actual
	Less Than				Payouts
	Threshold	Threshold	Targeted	Maximum	Under the
Name	Achievement	Achievement	Achievement	Achievement	Bonus Plan
Bruce J Barclay	$0	$39,768	$112,320	$187,188	$182,520
Philip D. Ankeny	$0	$23,089	$ 51,935	$ 86,558	$ 84,935
Steven J. Keough	$0	$23,025	$ 51,791	$ 86,318	$ 86,318
Paul A. Lopez	$0	$26,759	$ 60,190	$100,316	$100,316
Charles W. Olson	$0	$19,866	$ 44,685	$ 74,474	$ 73,543

     Total cash compensation is determined by combining an executive’s base salary with the target level of incentive compensation available for that executive. As stated above, the committee’s philosophy is to provide total annual cash compensation potential available to executive officers at competitive levels (i.e., at or near the 50th percentile) if the targeted performance objectives are achieved. For fiscal 2007, the target amount of total cash compensation available to each of our named executive officers was set below, or within five percent above, the amount representing the 50th percentile of total cash compensation listed for similar positions at the comparison companies, except for Mr. Lopez. Mr. Lopez’s target amount of total cash compensation was established relative to our other executive officers using the factors noted above.

     The following table sets forth the target total cash compensation available and actual total cash compensation paid to our named executive officers compared with the 50th percentile of total cash compensation for executives at the comparison companies.

		Target Total Cash Compensation		Actual Total Cash Compensation
	50th
	Percentile		As a % of the		As a % of the
Name	($) (1)	Value ($)	50th Percentile	Value ($)	50th Percentile
Bruce J Barclay	$523,579	$463,320	88.5%	$533,520	101.9%
Philip D. Ankeny	$284,001	$268,329	94.5%	$301,329	106.1%
Steven J. Keough	$262,001	$267,587	102.1%	$302,114	115.3%
Paul A. Lopez	n/a	$310,980	n/a	$351,106	n/a
Charles W. Olson	$263,036	$230,871	87.8%	$259,729	98.7%
____________________

(1)	Represents the 50th percentile, or median, of total compensation paid to executives in similar positions at the comparison companies.

     As with cash incentive compensation (as shown in the previous table), the amount of total target cash compensation to our named executive officers is directly related to our performance. Thus, in years in which performance is at or below target levels established for the corporate and business objectives, we expect that the total cash compensation paid to our named executive officers will be lower than the 50th percentile of total cash compensation paid to executives in similar positions at the comparison companies. In years in which our performance is at target levels established for the corporate and business objectives, we expect that the total cash compensation paid to our named executive officers will generally be at or near the 50th percentile of total cash compensation for executives in similar positions at the comparison companies. In years in which our performance is above target levels established for the corporate and business objectives, we expect that the total cash compensation paid to our named executive officers will generally be higher than the 50th percentile of total cash compensation for executives in similar positions at the comparison companies. In fiscal 2007, because the maximum performance objectives were achieved, the total cash compensation actually paid to our named executive officers generally exceeded the 50th percentile.

     We do not have a policy regarding the adjustment or recovery of incentive compensation awards or payments if the relevant performance measures upon which the awards are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payments. If such an event were to occur, we would address it based on the facts and circumstances of the event.

     Equity Elements of Compensation

     Equity elements of compensation represent all forms of compensation that are paid in, or based on the performance of, our stock. Historically, we have used stock option grants, restricted stock awards and performance share awards as the various forms of equity compensation available to our executive officers. Equity compensation can represent short-term compensation, such as performance share awards with a one-year performance period. Other forms of equity compensation can provide long-term compensation, such as performance share awards with multi-year performance periods, or stock options or restricted stock awards that vest over multiple years. We use equity compensation to further align the interests of our executive officers with those of our shareholders.

     The Organization and Compensation Committee varies the form of equity compensation made available to our named executive officers from year to year based on its assessment, with the advice of management, of the incentives provided by each award, and the potential impact to our financial results. The committee also considers the forms and amounts of outstanding equity awards held by our named executive officers when determining whether to make equity compensation available and in what form it should be made available in any given year. However, the committee does not have firm targets for the mix of equity awards that our named executive officers should hold. The committee also considers the financial accounting and tax treatment on our company, and the tax treatment to our named executive officers, in determining which forms of equity compensation to award. Also, while the Summary Compensation Table below, in accordance with the regulations of the Securities and Exchange Commission, includes in the Stock Awards and Option Awards columns the expenses that we recognized under SFAS 123R for equity awards granted in periods prior to fiscal 2007, when setting equity award grants for a fiscal year, the committee considers only the present value of the equity award.

     Historically, we have granted, from time to time, the following types of equity compensation awards:

     Stock Option Grants – Stock option grants are equity awards that allow the recipient to purchase shares of our common stock at a fixed price over a period of time until the option expires. Stock options typically are not exercisable when granted and become exercisable, or vest, over a number of years. Historically, we have granted stock options to executive officers as part of long-term compensation, to retain executives over the vesting period of the options, and to align the interests of our executive officers with those of our shareholders by creating a mechanism for executive officers to realize the benefits of increases in our stock price.

     Restricted Stock Awards – Restricted stock awards are stock grants that, at the time of the grant, are subject to a risk of forfeiture by the recipient if the recipient terminates his or her employment with us prior to the time the risk of forfeiture lapses. The risk of forfeiture for restricted stock awards generally lapses, or the shares vest, over a number of years. We use restricted stock awards as part of long-term compensation, to retain executives over the vesting period of the shares, and to align the interests of our executive officers with those of our shareholders by providing a compensation element that increases or decreases with the performance of our stock.

     Performance Share Awards – Under a performance share award, our executive officers are eligible for a grant of shares of our common stock to the extent that certain predefined performance objectives are achieved during the specified performance period. We use performance share awards as either short-term or long-term compensation depending on the duration of the performance period. These awards also assist us in retaining executives over the performance period, and in aligning the interests of our executive officers with those of our shareholders by providing a compensation element that increases or decreases with the performance of our stock.

     For fiscal 2007, the Organization and Compensation Committee approved our officer performance share program under which our executive officers were eligible to receive performance share awards. Except as set forth below for Paul Lopez, these performance share awards were the only form of equity compensation available to our named executive officers in fiscal 2007. The committee selected performance share awards, in part because it wished to rely more heavily on performance components for equity compensation, which historically had featured time-based vesting. Reliance on performance components further supports the committee’s pay-for-performance philosophy described above. The committee concluded that outstanding time-based equity awards previously granted to our named executive officers generally were sufficient to meet our long-term compensation and retention objectives, and that it would be appropriate to shift a portion of equity compensation from time-based vesting to performance-based vesting.

     Performance under the performance share program was determined using the same corporate objectives as those used for the cash incentive compensation plan discussed above, namely, revenue growth and earnings per share growth, in each case relative to our fiscal 2006 results. Thus, the performance period relevant for performance shares awarded under the program was one year (i.e., fiscal 2007). As with the bonus plan, the committee believed these objectives, if achieved, would have the potential to significantly enhance shareholder value.

     Consistent with our compensation philosophy and objectives, the Organization and Compensation Committee sought to provide target total compensation, including cash and equity elements, available to our named executive officers at competitive levels. By “competitive,” we mean that if the target total cash and equity incentive compensation is earned by an executive officer, that executive officer’s total compensation for the fiscal year generally would be at or above the 50th percentile of total annual compensation levels for executives at the comparison companies.

     The number of performance shares granted to each named executive officer (other than the CEO) was approved by the committee upon consideration of the recommendations of the CEO which were based, in large part, on our annual review process. These recommendations considered each executive’s contributions and performance during the previous fiscal year relative to business and corporate objectives, and the executive’s total compensation relative to the market. The number of performance shares granted to the CEO was determined by the committee based upon the Board’s evaluation of his performance considering financial and non-financial measures of our performance during the previous fiscal year. The committee evaluated the expected value of the performance share awards in the context of the total amount of compensation available to an executive officer for fiscal 2007 under all significant elements of our compensation program, including base salary, cash incentive compensation and equity compensation.

     For our named executive officers, including the CEO, the number of performance shares that could potentially vest, if any, under the performance share program ranged between 25.0% and 100.0% of the performance shares awarded to each such officer depending upon the level of achievement (i.e., the magnitude and mix) of the corporate objectives. As an important aspect of the program, the committee established certain levels of the corporate objectives that, if achieved, would result in the vesting of differing amounts of the performance shares awarded under the program. For example, if the minimum levels for the corporate objectives were not achieved, none of the performance shares awarded under the program would vest. Similarly, if the maximum levels for the corporate objectives were achieved, all of the performance shares awarded to our named executive officers would vest. Shares that do not vest at the conclusion of the performance period are forfeited.

     The Organization and Compensation Committee established a target percentage for the vesting of performance shares under the program consistent with our compensation philosophy and objectives noted above. In particular, the committee set the target percentage for vesting such that if the targeted performance levels for the corporate objectives were achieved, the executive officer’s total compensation, including cash and equity elements, would be at or above the 50th percentile of total annual compensation levels for executives at the comparison companies. Following this approach and using the methodology described above for estimating the expected value of the awards, the committee determined that the target vesting percentage (for all of our named executive officers, including our CEO) of performance shares awarded under the program would be 85%. Thus, if the targeted performance levels for the corporate objectives were fully achieved as established under the program, 85% of the performance shares awarded to each of our named executive officers under the program would vest. Similarly, the committee set the maximum percentage for the vesting of performance shares under the program such that if the maximum levels for the corporate objectives were fully achieved and all of the performance shares awarded vested, the total compensation paid to our named executive officers for the fiscal year would generally be above the 50th percentile of total compensation levels for executives at the comparison companies. The committee considered this potential maximum total compensation to be appropriate because the level of performance required to achieve full vesting of the performance shares under the program would result in superior financial performance for our company, which would have the potential to significantly enhance shareholder value.

     The September 2007 action of the Organization and Compensation Committee regarding the Merck agreement, as discussed above, also applied to the determination of results for the vesting of performance shares. At its first regularly scheduled meeting after our results for fiscal 2007 were released, the Organization and Compensation Committee determined the level of achievement of the corporate objectives and the corresponding vesting percentage of the performance shares awarded under the performance share program. Based on the committee’s determination with respect to our achievement of the corporate objectives, including the amounts related to the Merck agreement as discussed above, all of the performance shares awarded to our named executive officers under the program vested.

     As stated above, the committee’s philosophy is to provide target total annual compensation available to executive officers at competitive levels. Considering both the target base salary and the target incentive compensation, the target total compensation available for fiscal 2007 to each of our named executive officers was between 22% and 40% above the amounts representing the 50th percentile of total compensation for executives at the comparison companies, except for Mr. Lopez. Mr. Lopez’s target total compensation was established relative to our other executive officers using the factors noted above. The following table illustrates the potential total compensation amounts (including the target value) based upon different levels of achievement of the corporate and business objectives. Each of these amounts is compared with the 50th percentile of total compensation for executives in similar positions at the comparison companies.

		2007 Base Salary and Incentive Compensation Based on Level of Achievement of Performance
		Objectives (1)								2007 Actual Salary and
		Less Than								Stock Awards and Non-
		Threshold		Threshold		Targeted		Maximum		Equity Incentive Plan
		Achievement		Achievement		Achievement		Achievement		Compensation (2)
	50th										% of 50th
	Percentile		% of 50th		% of 50th		% of 50th		% of 50th		Percentile
Name	($) (3)	Value ($)	Percentile	Value ($)	Percentile	Value ($)	Percentile	Value ($)	Percentile	Value ($)	(4)
Bruce J Barclay	$985,722	$351,000	36%	$609,518	62%	$1,207,070	122%	$1,413,188	143%	$1,415,020	144%
Philip D. Ankeny	$425,220	$216,394	51%	$335,733	79%	$595,579	140%	$687,952	162%	$689,189	162%
Steven J. Keough	$379,006	$215,796	57%	$308,821	81%	$505,587	133%	$582,114	154%	$584,194	154%
Paul A. Lopez (5)	n/a	$250,790	n/a	$373,799	n/a	$638,230	n/a	$736,106	n/a	$738,966	n/a
Charles W. Olson	$420,082	$186,186	44%	$302,302	72%	$558,121	133%	$645,660	154%	$647,589	154%
____________________

(1)

Represents base salary, cash incentive payments and performance shares, valued at $35.00 per share (the approximate market value at the time the 2007 performance share program was adopted) at various levels of achievement of corporate objectives, and assuming achievement of all business objectives.

(2)

Represents the sum of Salary SFAS 123R Expense for Perform Shares under the performance share program and Non-Equity Incentive Plan Compensation from the Summary Compensation Table below. These amounts are different from the Maximum Achievement amounts because the performance shares are valued at $35.26 per share in the Summary Compensation Table, in accordance with SFAS 123R, but are valued at $35.00 per share in the Maximum Achievement amount based on the approximate market value of the shares at the time the 2007 performance share program was adopted. Additionally, the Maximum Achievement amounts assume 100% achievement of both the corporate and business objectives associated with the bonus plan. The actual levels of achievement associated with the business objectives were between 90% to 100%.

(3)	Represents the 50th percentile, or median, of total compensation paid to executives in similar positions at the comparison companies.

(4)	Sufficient information was not known to allow us to determine the exact percentile rank for each officer’s total compensation within the comparative market data.

(5)

Does not include additional performance shares previously granted to Mr. Lopez and that vested as a result of performance objectives achieved in fiscal 2007 in connection with (i) certain financial objectives established specifically for the Company’s ophthalmology business unit, and (ii) the signing of the Company’s agreement with Merck. These equity awards are discussed in detail below under the heading “Other Equity Compensation.”

     The table above further illustrates our pay-for-performance philosophy. As is shown, the total compensation for each of our named executive officers is heavily tied to our overall performance. Thus, in years in which our performance is below target levels established for the corporate and business objectives, we expect that the total compensation paid to our named executive officers will also be lower than the 50th percentile of total compensation paid to executives in similar positions at the comparison companies. Conversely, in years in which our performance is at or above target levels established for the corporate and business objectives, we expect that the total compensation paid to our named executive officers will generally be higher than the 50th percentile of total compensation for executives in similar positions at the comparison companies. This approach places a significant portion of each executive’s total compensation “at risk,” with upside and downside potential depending upon our performance, and the achievement of specific performance objectives and long-term equity value creation for our shareholders.

     Other Equity Compensation — In addition to the annual incentive compensation awards discussed above, the committee may grant other equity awards as incentive compensation to our employees, including our named executive officers, at any time during a fiscal year. Such equity awards are typically granted on an individual basis, taking into consideration factors such as the need to recruit or retain experienced individuals, or to reward performance that has the potential to result in long-term equity value creation for our shareholders. Such awards further support our pay-for-performance philosophy discussed above.

     In March 2006, Mr. Lopez was issued performance share awards which enable him to receive shares of our common stock to the extent that predefined performance objectives are achieved during the specified performance period. The committee felt that the issuance of the performance share awards were appropriate as a means to recruit and retain Mr. Lopez as an executive of our company, and further to reward performance that has the potential to result in long-term equity value creation for our shareholders. The table below summarizes the performance share awards granted to Mr. Lopez, including the performance period and the number of performance shares that may vest as a result of the attainment of each of the corresponding non-financial objectives:

	Total
	No. of
Performance Period	Shares (1)	Description of Performance Objectives
Each fiscal year between 2006 and 2010 (2)	10,000	Achievement of predetermined annual performance objectives for the ophthalmology business unit for each of our fiscal years between 2006 and 2010. (3)

02/17/2006 - 09/30/2010	20,000	Entry into one or more (i) development programs, or (ii) license agreements with our ophthalmology customers for products involving our drug delivery technologies for ophthalmic applications.
____________________

(1)	Represents the total number of shares Mr. Lopez is eligible to receive if the corresponding performance objectives are fully achieved.

(2)

The number of shares that actually vest as a result of performance during each fiscal year will vary based upon the actual level of achievement of the performance objectives established for such award. For example, if 75% of the performance objectives in a given fiscal year are achieved, then only 75% of the maximum number of performance shares for the corresponding fiscal year will vest. The actual level of achievement of the performance objectives for each award for a given fiscal year is approved separately by the Organization and Compensation Committee considering the recommendations from the CEO. The total number of shares available during each of the fiscal years during the performance period is 2,000 shares. Any performance shares that do not vest during the performance period are forfeited.

(3)

For purposes of this award, the performance objectives are established on an annual basis and are the same as the business objectives established for the ophthalmology business unit under the bonus program for the same fiscal year.

     Following the conclusion of fiscal 2007, based on the recommendation of the CEO, the Organization and Compensation Committee approved achievement of business objectives such that 100% (i.e., 2,000 shares) of the performance shares awarded to Mr. Lopez for fiscal 2007 performance vested. Similarly, during fiscal 2007, we entered into multiple development programs and licensing arrangements with our ophthalmology customers for products involving our drug delivery technologies for ophthalmic applications such that all of the performance shares shown in the table above related to the commercial objectives have vested (i.e., 20,000 shares). Due to confidentiality obligations and for competitive reasons, except for our arrangements with Merck, we have not publicly disclosed any details concerning the development programs (i.e., the number of such programs, the identity of our customers, or the details about the products being developed) that we have ongoing with our ophthalmology customers. The value of these performance shares that vested during fiscal 2007 was $800,140 (in accordance with SFAS 123R) and is included in the Stock Awards column in the Summary Compensation Table shown below. The committee felt that the additional compensation resulting from these additional performance shares was appropriate because of Mr. Lopez’s unique qualifications, scope of responsibilities, and ability to influence our performance as President of our Ophthalmology business unit. Furthermore, the committee determined achievement of the specific performance objectives for these awards would have the potential to significantly enhance the long-term equity value of our shareholders.

     In addition to the performance shares noted above, in September 2007, the Organization and Compensation Committee approved the issuance of an additional performance share award to Mr. Lopez which enables him to receive up to 12,000 additional shares of our common stock to the extent that predefined performance objectives are achieved during the specified performance period. This additional performance share award was issued to Mr. Lopez in lieu of other awards that may be issued to our other executive officers in fiscal 2008, and potentially other future fiscal years, to the extent that the performance objectives have not been fully achieved. The performance objectives established for this performance share award are the same as the commercial objectives noted above. The committee felt that the issuance of this performance share award was appropriate as a means to retain Mr. Lopez as an executive of our company, and further to reward performance that has the potential to result in long-term equity value creation for our shareholders. None of these performance shares have vested. The table below summarizes the performance share awards granted to Mr. Lopez, including the performance period and the number of performance shares that may vest as a result of the attainment of each of the corresponding non-financial objectives:

	Total
	No. of
Performance Period	Shares (1)	Description of Performance Objectives
09/17/2007 - 09/17/2012	12,000	Entry into one or more (i) development programs, or (ii) license agreements with our ophthalmology customers for products involving our drug delivery technologies for ophthalmic applications.
____________________

(1)	Represents the total number of shares Mr. Lopez is eligible to receive if the corresponding performance objectives are fully achieved.

Change of Control Agreements

     We entered into change of control agreements with Bruce J Barclay, President and Chief Executive Officer, and Philip D. Ankeny, Senior Vice President and Chief Financial Officer, in April 2006, and with Paul A. Lopez, Vice President and President, Ophthalmology Division, in November 2006. The Organization and Compensation Committee of the Board of Directors feels that change of control agreements are appropriate to induce particular executives to remain with our company in the event of a proposed or anticipated change of control, or through a change of control, to facilitate an orderly transition to new ownership. In addition, the committee feels that change of control agreements assist us in retaining executive officers by providing the executives with appropriate economic security against changes in our ownership. Because our executive officers would suffer economic hardship following a change of control only if their employment with us is terminated by us, or by the executive officer for good reason, following a change of control, we have selected such termination as the trigger for change of control payments. The majority of the comparison companies in the comparative surveys provide some form of change of control benefits to at least some of their executive officers.

Other Compensation

     We provide medical and insurance benefits, which are generally available to all of our employees, to the named executive officers. We also maintain a 401(k) savings plan in which all qualified employees, including the named executive officers, may participate. We provide matching contributions to the savings plan for all participating employees, allowing such employees to earn up to an additional 3% of their annual base salary. In addition, we maintain a Stock Purchase Plan that permits qualified employees, including the named executive officers, to purchase our stock at favorable prices. The amount of perquisites allowed to the named executive officers, as determined in accordance with the rules of the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 2007. We do not have a defined benefit retirement plan.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

     The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2007 with management. Based on the foregoing reviews and discussions, the committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2008 Annual Meeting of Stockholders to be held on January 28, 2008.

Members of the Organization and Compensation Committee: John A. Meslow, Chairman José H. Bedoya John W. Benson Kenneth H. Keller, Ph.D. David A. Koch

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Compensation

     The following table shows the compensation awarded to, earned by or paid to our named executive officers during fiscal 2007. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our named executive officers.

SUMMARY COMPENSATION TABLE

			Stock		Non-Equity
	Fiscal		Awards	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	(1)(2)	Awards (1)	Compensation (3)	Compensation (4)	Total (3)
Bruce J Barclay,	2007	$351,000	$1,184,875	$422,850	$182,520	$6,008	$2,147,253
President and Chief
Executive Officer
Philip D. Ankeny,	2007	$216,394	$538,565	$317,430	$84,935	$6,509	$1,163,833
Senior Vice President and
Chief Financial Officer
Steven J. Keough,	2007	$215,796	$393,947	$328,876	$86,318	$1,082	$1,026,019
Senior Vice President and
General Manager, Orthopedics
and Chief Intellectual Property
Counsel
Paul A. Lopez,	2007	$250,790	$1,264,140	$493,600	$100,316	$5,654	$2,114,500
Vice President, President,
Ophthalmology Division
Charles W. Olson,	2007	$186,186	$508,675	$208,440	$73,543	$4,434	$981,278
Vice President and General
Manager, Hydrophilic
Technologies & Vice President
of Sales
____________________

(1)

Reflects the dollar amount recognized for equity awards granted in prior years for each named executive officer for financial statement reporting purposes with respect to fiscal 2007 in accordance with SFAS 123R, but excludes any impact of assumed forfeiture rates. We refer you to Note 4 to our consolidated financial statements in our Annual Report on Form 10-K for fiscal 2007 for a discussion of the general assumptions made in calculating the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 in accordance with SFAS 123R.

(2)

Stock Awards for each named executive officer consists of the expense recognized in our financial statements in fiscal 2007 under SFAS 123R for restricted stock grants made in prior years that vest over time, and for performance shares related to fiscal 2007 performance, as follows:

	SFAS 123R	SFAS 123R
	Expense for	Expense for
	Restricted	Performance	Total Stock
	Stock	Shares	Awards
Bruce J Barclay	$303,375	$881,500	$1,184,875
Philip D. Ankeny	$150,705	$387,860	$538,565
Steven J. Keough	$111,867	$282,080	$393,947
Paul A. Lopez	$76,140	$1,188,000	$1,264,140
Charles W. Olson	$120,815	$387,860	$508,675

(3)	Represents amounts earned under the 2007 cash incentive bonus plan, which is discussed in detail in Compensation Discussion and Analysis above.

(4)	Represents matching contributions to our 401(k) Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

     The following table sets forth certain information concerning grants of plan-based awards to each of our named executive officers during fiscal 2007. You should refer to the sections of Compensation Discussion and Analysis above relating to the cash incentive bonus plan and the officer performance share program to understand how plan-based awards are determined.

		Estimated Future Payouts			Grant Date
		Under Equity Incentive Plan			Fair Value
		Awards			of Stock
and Option
	Grant	Threshold	Target	Maximum	Awards
Name	Date	(#)	(#)	(#)	($)
Bruce J Barclay	—	—	—	—	—
Philip D. Ankeny	—	—	—	—	—
Steven J. Keough	—	—	—	—	—
Paul A. Lopez	09/17/07	—	12,000 (1)	—	$568,920
Charles W. Olson	—	—	—	—	—
____________________

(1)	Represents performance share awards issued to Mr. Lopez on September 17, 2007 enabling him to receive up to 12,000 shares of our common stock to the extent that certain predefined performance objectives are achieved during the performance period, which ends on September 17, 2012. This award is discussed in detail in Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

     The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at the end of fiscal 2007. The market or payout value of unearned shares, units or other rights that have not vested equals $49.01, which was the closing price of the Company’s common stock as listed on The Nasdaq National Market on September 28, 2007. The market or payout value for performance share plan awards presumes that all of the performance goals are met.

	Option Awards					Stock Awards
									Equity Incentive Plan
									Awards: Unearned
		Number of Securities							Shares, Units or Other
		Underlying Unexercised					Shares or Units of Stock		Rights That Have Not
		Options (#)					That Have Not Vested		Vested
				Option	Option	Award				Market or
	Option	Exercisable	Unexercisable	Exercise	Expiration	Grant	Number of	Market	Number	Payout Value
Name	Grant Date	(#)	(#)(1)	Price ($)	Date	Date	(#)(2)	Value ($)	of (#)(3)	($)(4)
Bruce J Barclay	12/01/03	30,000	20,000	$21.00	12/01/10	12/01/03	15,000	$735,150	—	—
	01/31/05	30,000	45,000	$29.37	01/31/12	11/15/04	25,000	$1,225,250	—	—
	—	—	—	—	—	03/21/06	5,000	$245,050	—	—
	—	—	—	—	—	09/15/06	—	—	25,000	$1,225,250
Philip D. Ankeny	05/19/03	8,000	2,000	$35.61	05/19/10	11/15/04	10,000	$490,100	—	—
	01/26/04	9,000	6,000	$21.36	01/26/11	03/21/06	5,000	$245,050	—	—
	01/31/05	24,000	36,000	$29.37	01/31/12	09/15/06	—	—	11,000	$539,110
Steven J. Keough	01/26/04	21,000	14,000	$21.36	01/26/11	01/26/04	5,000	$245,050	—	—
	01/31/05	21,200	31,800	$29.37	01/31/12	11/15/04	5,000	$245,050	—	—
	09/19/05	2,400	3,600	$38.51	09/19/12	03/21/06	3,333	$163,367	—	—
	—	—	—	—	—	09/15/06			8,000	$392,080
Paul A. Lopez	07/25/05	34,800	52,200	$38.07	07/25/12	07/25/05	6,000	$294,060	—	—
	07/25/05	5,200	7,800	$38.07	07/25/12	03/21/06	—	—	8,000	$392,080
	—	—	—	—	—	09/15/06	—	—	11,000	$539,110
	—	—	—	—	—	09/17/07	—	—	12,000	$588,120
Charles W. Olson	01/15/03	800	200	$29.50	01/15/10	11/15/04	5,000	$245,050	—	—
	01/31/05	24,000	36,000	$29.37	01/31/12	03/21/06	5,000	$245,050	—	—
	05/17/04	3,000	2,000	$21.82	05/17/11	09/15/06	—	—	11,000	$539,110
____________________

(1)	Options generally become exercisable with respect to 20% of the shares on each of the first five anniversaries following the grant date so that the entire option is fully vested five years after the grant date.

(2)	Mr. Barclay has received the following restricted stock grants:
  a grant on December 1, 2003, of which 15,000 shares will vest on December 1, 2008;

  a grant on November 15, 2004, of which 25,000 shares will vest on November 15, 2009; and

  a grant on March 21, 2006, of which 2,500 shares will vest on each of March 21, 2008 and 2009.

Mr. Ankeny has received the following restricted stock grants:

  a grant on November 15, 2004, of which 10,000 shares will vest on November 15, 2009; and

  a grant on March 21, 2006, of which 2,500 shares will vest on each of March 21, 2008 and 2009.

Mr. Keough has received the following restricted stock grants:

  a grant on January 26, 2004, of which 5,000 shares will vest on January 26, 2009;

  a grant on November 15, 2004, of which 5,000 shares will vest on November 15, 2009; and

  a grant on March 21, 2006, of which 1,667 shares will vest on each of March 21, 2008 and 2009.

           Mr. Lopez has received the following restricted stock grants:

  a grant on July 25, 2005, of which 2,000 shares will vest on each of July 25, 2008, 2009 and 2010.

           Mr. Olson has received the following restricted stock grants:

  a grant on November 15, 2004, of which 5,000 shares will vest on November 15, 2009; and

  a grant on March 21, 2006, of which 2,500 shares will vest on each of March 21, 2008 and 2009.
(3)	On September 15, 2006, each of the named executive officers was issued a performance share award enabling each such officer to receive the specified number of shares of our common stock to the extent predefined performance objectives were achieved during fiscal 2007. These awards were issued in connection with our fiscal 2007 officer performance share program and were unearned as of the end of fiscal 2007. As discussed in Compensation Discussion and Analysis above, all of the performance shares awarded to our named executive officers under that program vested on November 12, 2007. Additionally, on March 21, 2006, Mr. Lopez was issued performance share awards enabling him to receive 10,000 shares of our common stock to the extent that predefined performance objectives are achieved during the specified performance period, which ends on September 30, 2010. Since issuance of that award, 200 shares have been forfeited, 1,800 shares of that award vested on November 13, 2006, and 2,000 shares of that award vested on November 12, 2007. On September 17, 2007 Mr. Lopez was issued performance share awards enabling him to receive 12,000 shares of our common stock to the extent that predefined performance objectives are achieved during the performance period, which ends on September 17, 2012.

(4)	Based on a market value of $49.01, the closing price of the Company’s common stock on September 28, 2007, the last trading day in the Company’s fiscal year 2007.

2007 OPTION EXERCISES AND STOCK VESTED

     The table below includes information related to options exercised by each of the named executive officers during fiscal 2007. It also includes information related to their restricted stock awards that have vested during fiscal 2007. The value realized for such options and restricted stock awards is also provided. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value	Shares	Realized
	Acquired on	Realized on	Acquired	on
	Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
Bruce J Barclay	—	—	2,500	$ 92,875
Philip D. Ankeny	—	—	2,500	$ 92,875
Steven J. Keough	31,600	$588,156	1,667	$ 61,929
Paul A. Lopez	20,000	$206,032	22,000 (1)	$972,720
Charles W. Olson	—	—	2,500	$ 92,875
____________________

(1)	The stock awards shown for Mr. Lopez includes performance shares awarded to Mr. Lopez in March 2006 that vested during fiscal 2007 upon satisfaction of the performance objectives set forth in such award.

Potential Payouts Upon Termination or Change of Control

     The Company entered into Change of Control Agreements with Bruce J Barclay, President and Chief Executive Officer, and Philip D. Ankeny, Senior Vice President and Chief Financial Officer, in April 2006 and with Paul A. Lopez, Vice President and President, Ophthalmology Division, in November 2006. All of the agreements were approved by the Organization and Compensation Committee of the Board of Directors.

     The agreements will be in effect for a term of three years unless a “change of control” (as such term is defined in the agreements) occurs within such three-year period, in which case the agreements will terminate twelve months following the occurrence of such a change of control. Each agreement provides that the Company may terminate the employment of the executive, for any reason or no reason, at any time prior to the earlier of a change of control or the third anniversary of the agreement without obligation for severance benefits.

     If within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, then the executive is entitled to receive a severance payment equal to three times (in the case of Mr. Barclay), two times (in the case of Mr. Ankeny) or one times (in the case of Mr. Lopez) the average cash compensation paid to the executive during the three most recent taxable years and to continue coverage under life, health, dental and disability benefit plans for up to eighteen months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and a portion of the shares subject to his outstanding performance awards (excluding those awards not subject to the achievement of corporate or business unit objectives) will immediately vest and become payable. If any change of control benefit payable to the executive would constitute an excess parachute payment under Section 280G of the Internal Revenue Code, the executive will receive a tax gross-up payment sufficient to pay the initial excise tax applicable to such excess parachute payment.

     The table below reflects estimated benefits for our named executive officers under existing change of control agreements, assuming that the change of control occurred on September 30, 2007.

		Accelerated Vesting			Other	Estimated
	Severance	Performance	Stock	Stock	Benefits	Tax Gross-
Name	Amounts (1)	Shares (2)	Options (3)	Awards (4)	(5)	Up (6)	Total
Bruce J Barclay	$1,270,040	$ 0	$1,444,000	$2,205,450	$12,198	$1,125,000	$6,056,688
Philip D. Ankeny	$ 495,396	$ 0	$ 899,740	$735,150	$12,279	$ 490,000	$2,632,565
Steven J. Keough	n/a	n/a	n/a	n/a	n/a	n/a	$0
Paul A. Lopez	$ 289,299	$ 279,357	$ 656,400	$294,060	$ 7,823	$ 310,000	$1,836,939
Charles W. Olson	n/a	n/a	n/a	n/a	n/a	n/a	$0
____________________

(1)	This amount is equal to three times (in the case of Mr. Barclay), two times (in the case of Mr. Ankeny) or one times (in the case of Mr. Lopez) the average cash compensation paid to the executive during the three most recent taxable years. The average cash compensation means the executive’s annual base salary and cash bonuses.

(2)	This amount represents the value of outstanding and unearned performance share awards, excluding those awards not subject to the achievement of corporate or business unit objectives.

(3)	This amount represents the market gain (intrinsic value) of unvested options as of September 30, 2007 at the closing price on that date of $49.01.

(4)	This amount represents the value of unvested restricted stock awards as of September 30, 2007 at the closing price on that date of $49.01.

(5)	This amount represents the estimated value of the continuation of coverage under life, health, dental and disability benefit plans for up to eighteen months.

(6)	This amount represents the estimated 280(g) tax gross-up payment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders (“Insiders”) are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company, for the fiscal year ended September 30, 2007, all Section 16(a) filing requirements applicable to Insiders were complied with, except that the Form 5 filed by Kendrick B. Melrose, reporting a gift of 17 shares on December 22, 2006, was not filed on a timely basis.

AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Mr. Gerald B. Fischer qualifies as an “audit committee financial expert” under federal securities laws. If elected at the Annual Meeting, Mr. Buhrmaster is expected to be appointed to the Audit Committee. Accordingly, and as a result of Mr. Koch’s retirement from the Board, the Audit Committee will consist of Mr. Fischer, Dr. Keller, and Mr. Buhrmaster.

     In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and

(3)	reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald B. Fischer, Chairman
Kenneth H. Keller, Ph.D.
David A. Koch

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Deloitte & Touche LLP has acted as the Company’s independent auditors since at least fiscal 2002, and it is expected that at an Audit Committee meeting to be held prior to the Annual Meeting, such firm will be formally selected by the Audit Committee to serve as the Company’s independent auditors for the current fiscal year ending September 30, 2008. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2007 and 2006 were $398,320, and $257,552, respectively.

     Audit-Related Fees. The aggregate fees billed by Deloitte & Touche LLP for audit-related services rendered to the Company during fiscal 2007 and 2006 were $130,930 and $17,840, respectively. The fees in fiscal 2007 were associated with due diligence and accounting consultations related to the Company’s acquisitions of Brookwood Pharmaceuticals, Inc. and BioFX Laboratories, Inc., as well as consultations regarding the Company’s collaborative research and license agreement with Merck & Co., Inc. The audit-related fees in fiscal 2006 were related to accounting consultations only.

     Tax Fees. Deloitte & Touche LLP did not bill for tax-related services (tax compliance, tax planning, and tax advice) in fiscal 2007 or 2006.

     All Other Fees. Deloitte & Touche LLP did not bill any other fees in fiscal 2007 or 2006.

     The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

     Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. A pre-approval policy was approved by the Audit Committee on October 25, 2004. Unless a particular service has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved costs levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

OTHER BUSINESS

     Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2009 annual meeting of shareholders must be received by the Company by August 16, 2008, to be considered for inclusion in the Company’s Proxy Statement and related Proxy for the 2009 annual meeting.

     Also, if a shareholder proposal intended to be presented at the 2009 annual meeting, but not included in the Company’s Proxy Statement and Proxy, is received by the Company after October 30, 2008, then the proxies named in the Company’s Proxy for the 2009 annual meeting will have discretionary authority to vote shares represented by such Proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials.

ANNUAL REPORT

     A copy of the Company’s Annual Report to Shareholders, including its Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2007, accompanies this Notice of Meeting and Proxy Statement. No part of the Annual Report, including any portion of the Annual Report on Form 10-K, is incorporated herein and no part thereof is to be considered proxy soliciting material.

EXHIBITS TO FORM 10-K

     The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Philip D. Ankeny, Chief Financial Officer, at the Company’s principal address.

BY ORDER OF THE BOARD OF DIRECTORS

Kendrick B. Melrose
Chairman of the Board

Dated: December 20, 2007
Eden Prairie, Minnesota

AMERICAN STOCK TRANSFER
6201 15TH AVENUE
BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by SurModics, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SurModics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SRMDC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SURMODICS, INC.
The Board of Directors recommends that you vote FOR each proposal below.
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors		All	All	Except
2. Elect Class III directors: 1 – Kenneth H. Keller, Ph. D.
2 – Robert C. Buhrmaster		☐	☐	☐

Vote on Proposal						For	Against	Abstain

1. Set the number of directors at ten (10).						☐	☐	☐

This Proxy also authorizes the Proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

PLEASE DATE AND SIGN BELOW exactly as name appears at the right indicating, where appropriate, official position or representative capacity. For stock held in joint tenancy, each joint tenant should sign.

For address changes, please check this box and write them on the back where indicated.		☐

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

SURMODICS, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

January 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints BRUCE J BARCLAY and PHILIP D. ANKENY, and each of them, with full power of substitution, as Proxies to represent and vote, as designated on the reverse side, all shares of Common Stock of SurModics, Inc. registered in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota, (PLEASE NOTE LOCATION CHANGE) at 4:00 p.m. (Minneapolis time) on January 28, 2008, and at any adjournment thereof, and the undersigned hereby revokes all Proxies previously given with respect to the meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL THIS PROXY WILL BE VOTED “FOR” SUCH PROPOSAL.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

DETACH ABOVE AND RETURN USING THE ENVELOPE PROVIDED